UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to

SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): October 6, 2006

PACIFIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction	(SEC File Number)	(IRS Employer
of incorporation or organization)	Identification No.)

1101 S. Boone Street

Aberdeen, Washington 98520-5244

(360) 533-8870

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation (“Pacific”) is furnishing information in accordance with Regulation FD regarding its financial results for the nine months ended September 30, 2006. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific’s net income for the nine months ended September 30, 2006, was $5,243,000, an 18% increase compared to $4,447,000 for the nine month period ended September 30, 2005. The increase is primarily related to the increase in interest income as a result of the rise in short-term interest rates and a decrease in loan loss provision of $900,000 compared to the same period for the prior year. The increase in interest income was partially offset by the interest expense related to the $8 million in Junior Subordinated Debentures issued in June 2006. Additionally, gain on sale of real estate loans was $1,421,000 for the nine months ended September 30, 2006 compared to $1,359,000 for the same period of the prior year.

Net interest income for the nine months ended September 30, 2006, increased $1,276,000 to $17,787,000 compared to the same period of the prior year. The increase is attributable primarily to a $4,546,000 increase in interest income, while interest expense increased $3,270,000.

Non-interest income increased $4,000 to $3,126,000 for the nine months ended September 30, 2006, compared to the same period of the prior year, while non-interest expense increased $1,077,000 to $13,416,000. The increase in non-interest expense is primarily related to increased personnel benefit costs, occupancy costs and accounting fees.

The federal income tax provision for the nine months ended September 30, 2006, was $2,254,000, compared to $1,947,000 for the nine months ended September 30, 2005.

Pacific’s unaudited consolidated balance sheets at September 30, 2006 and September 30, 2005, and unaudited consolidated statements of operations and selected performance ratios for the nine months ended September 30, 2006 and 2005, follow.

PACIFIC FINANCIAL CORPORATION

Consolidated Balance Sheet

(unaudited)

Dollars in thousands

	9-30-06	9-30-05

Cash & due from banks	$ 20,773	$17,769
Investments available for sale	35,151	31,073
Investments held to maturity	6,245	6,668
Fed funds sold	31,485	8,800
Loans held for sale	8,010	8,311

Loans	406,111	386,960
Less: Loan loss reserve	5,231	5,142
Net loans	400,880	381,818

Premises and equipment – net	11,304	9,213
Goodwill & other intangible assets	13,188	12,063
Foreclosed real estate	- -	37
Cash surrender value life insurance	9,635	9,305
Other assets	8,473	5,753

TOTAL ASSETS	$545,144	$490,810

DEPOSITS:
Demand	$92,058	$87,235
NOW, Savings & MMA	195,929	205,250
Time	164,848	116,616
Total deposits	452,835	409,101

Long-term borrowings	21,500	24,500
Secured borrowings	1,921	5,233
Junior subordinated debentures	13,403	- -
Other liabilities	3,476	2,398
Total liabilities	493,135	441,232

Common stock	6,480	6,425
Additional paid-in capital	25,636	25,045
Retained earnings	20,316	18,193
Acc. other comprehensive income	(423)	(85)
Total equity	52,009	49,578

TOTAL LIABILITIES & EQUITY	$545,144	$490,810

PACIFIC FINANCIAL CORPORATION

Consolidated Statements of Operations

(unaudited)

Dollars in thousands

	Nine Months Ended September 30,
	2006	2005

Interest and fees on loans	$24,883	$20,561
Interest on investment securities	1,169	1,301
Interest on fed funds sold and
deposits with banks	602	246
Total interest income	26,654	22,108

Interest expense on deposits	7,630	4,514
Other interest expense	1,237	1,083
Total interest expense	8,867	5,597

Net interest income	17,787	16,511
Less: Prov. For loan losses	- -	900
Net int. income after prov.	17,787	15,611

Service charges on deposits	1,103	1,072
Other charges & fees Gain on sale of loans	310 1,421	289 1,359
Other income	292	402
Total non interest income	3,126	3,122

Salaries and employee benefits	7,908	7,548
Occupancy and equipment	1,763	1,531
Other	3,745	3,260
Total operating expenses	13,416	12,339

Income before taxes	7,497	6,394
Income taxes	2,254	1,947

NET INCOME	$5,243	$4,447

PACIFIC FINANCIAL CORPORATION

Selected Performance Ratios

	Nine Months Ended September 30,
	2006	2005

Net interest margin	5.20%	5.39%
Efficiency ratio	63.17%	61.95%
Return on average assets	1.38%	1.31%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: October 6, 2006	By:	/s/ Denise Portmann
Denise Portmann Treasurer

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